Exhibit 99.2

CARTER’S

Moderator: Fred Rowan

CARTER’S Fourth Quarter 2003 Earnings Call

Moderator: Fred Rowan

February 25, 2004

7:30 a.m. EST

Operator:    Good day everyone and welcome to the Carter’s fiscal 2003 earnings conference call.  On the call today are Fred Rowan, Chief Executive Officer and Mike Casey, Chief Financial Officer.

After today’s prepared remarks, we will take questions as time allows.  If you have any follow up questions after today’s call please direct them to Eric Martin, Director of Investor Relations.  Mr. Martin’s direct telephone number is 404-745-2889.  That’s 404-745-2889.  Carter’s issued its fiscal 2003 and fourth quarter earnings press release yesterday after the market closed.  The text of the release appears at Carter’s Web site at www.carters.com, under the press release section.

Before we begin, let me remind you that statements made on this conference call, and in the company’s press release other than those concerning historical information should be considered forward-looking statements.  And actual results may differ materially.  For a detailed discussion of factors that could cause actual results to vary from those contained in the forward-looking statements, please refer to the risk factors section of the Carter’s final prospectus, dated October 23rd, 2003, filed with the Securities and Exchange Commission.

And now I would like to turn the call over to Mr. Fred Rowan.  Mr. Rowan, please go ahead, sir.

Fred Rowan:    Good morning, and thank each of you for joining our call.  Mike Casey will return to present the financials after I provide you with an overview of our business.

First, I would like to convey, we are reporting solid fourth quarter and 2003 results.  We exceeded our plan.  These results reflect broad-based gains, as we exceeded top and bottom-line growth plans, inventory goals, and cash flow estimates.  Our strong performance in 2003, certainly a year with numerous negative events, is a testimony to the strength of the Carter’s brand, a large and growing young children’s market, of talented, broad and deep management team, and a very disciplined approach to execute our initiatives.

With reference to the business overview, I would like to address three components, first our assessment of current market conditions, secondly new market share data from NPD, and finally, the status of each of our growth initiatives.

Market conditions have definitely improved.  Customer traffic appears to be up in all channels.  My sense is most all of the retailers and the channels we compete in are enjoying increased sales and at higher margins.  There is less discussion about discounting and accommodations.  There is still heavy emphasis on good inventory management, as the memories of the first half of 2003, I feel, still linger.  Our inventories, however, are in excellent state.  Additional good news is the recent evidence of turnarounds at JC Penny and Kohl’s.  We think they have improved considerably.  For sure, their young children’s business is very good.

Regarding market share data, NPD is a primary source of that.  They recently released their findings for 2003.  In that year, the baby and young children’s market grew four percent to $18 billion, while the total apparel declined five percent.  I feel it demonstrates the strength of the children’s industry, particularly the young children’s as it is generally protected from economic conditions.  Carter’s is now the largest brand for baby and young children’s apparel in the United

States.  We own 6.7 percent of the total $18 billion market, followed by Gap with 5.2 percent.  This is for the first time we can claim to be the number one brand in the U.S. in total.

Within that target market of Carter’s, which excludes the discount channel, it includes only where Carter’s competes, the brand competes we’re number one in layette four times the nearest competitor.  We’re number one in sleepwear, three times the nearest competitor.  Our share of the playwear market grew from 4.8 percent to 7.1 percent.  Those gains came at the expense of Osh Kosh, Disney, and The Gap, who all lost share.  We gained share in every size range within playwear.  Our Tykes brand at Target is the number one baby brand at Target with 24 percent share, up from 13 percent last year.  Carter’s has become the number two brand at Target for all baby and young children sizes under the name Tykes with 5.9 percent, up from 3.1 percent last year.  We were second only to Cherokee, a private label brand at Target.  Carter’s is also the number one gift brand in the U.S. for baby and young children’s apparel.  Within Carter’s Target market, we have 24 percent of the baby gift business.

Now I’d like to address the drivers of our business.  The menu has not changed, but we have made good progress in each.  The menu consists of five drivers.  First is deliver dominant core products to every channel.  Secondly, to become the leader in a large and growing playwear market.  Third, build dominant consumer brands at Target and Wal-Mart.  Four, increase the productivity and reach of our retail stores.  And five, construct a powerful global supply chain.

The first is product.  We want to always dominate products in our three categories.  They are baby, sleepwear, and playwear — and in those categories, in all channels of distribution.  Our core product assortment for Spring ‘04 began hitting our retailer sales late fourth quarter and the sell-through is at a good rate.  We’re off to a strong beginning.  In addition, we have tested numerous Fall ‘04 products with excellent feedback.  Fall ‘04 begins shipping in June.  Our baby business is in excellent condition.

Sleepwear under the Carter’s brand has been a bit sluggish.  We spoke to that at our last call and we have corrected that.  We’ve proceeded with caution in this category to maintain the high standard of flame retardancy and to keep our high safety standard record with the CPSC.  We are very pleased with our progress moving off shore to upgrade product and lower cost.  We introduced a significant upgrade to our high-volume blanket sleepers for Fall ‘03, and the selling was excellent.

We upgraded our PJ’s for Spring ‘04 and that selling is currently robust.  Fall ‘04 sleepwear bookings are up about 15 percent, as our customers could clearly see the difference in product.

The second initiative is playwear.  This is a large and growing market with plenty of room for share gain.  We continue to make good progress as we rapidly move up the learning curve.  We recruited a talented chief merchant in ‘03 to lead all of our product.  She’s Robin Rice and has a strong track record, with huge success leading Baby Gap.  Her work is already obvious.

Our intent in playwear is to convert this category to dominant, high-value core categories and products, just like we’ve done in baby and sleepwear.  We’re making significantly strides.  Spring ‘04 is selling through well.  And Fall ‘04 bookings are up about 15 percent.

The third initiative is the discount channel.  We could not be more satisfied with our success.  We are achieving excellent top and bottom-line growth at both Target and Wal-Mart.  We have brand formulas and great relationships with those customers.  We did our homework before we entered this channel.  Therefore, our service levels are also superb.  We launched each retailer with the introduction of baby and license products on a brand wall in 100 percent store rollouts.  We’re entering sleepwear and have plans to expand into the playwear category.  Business is very strong.

The fourth initiative is our stores.  Since mid ‘03 we have concentrated on a better mix and presentation of core product.  We felt our stores were too complex and congested.  We have a better presentation of the value proposition.  Good signage to communicate core product qualities and key-item pricing.  We now have superior deliveries to the stores of those core products as we’ve upped the bar there.  We’ve made it an easier shopping experience, with more aisle space for mothers with strollers.

Our stores were certainly affected externally in ‘03, but we could see these positive changes kicking in during the third and fourth quarters.  December was a strong finish.  We’re witnessing good selling of Spring ‘04 products, good increases over Spring ‘03.

January weather was abominable, and it affected our stores with which we had a number of store closings.  But February has had a good rebound.  We’re taking additional steps to further upgrade our stores.  We tested a few stores with great introductions of when to displace, to draw consumers, and up the brand image.  We have a stronger gift offering.  And we have a stronger marketing agenda to communicate the strength of these core products.  The tests are encouraging.  We plan to convert nine stores by March 9th, and 50 more by June 30th.  We can easily convert the chain, and the financial investment is not material.

Our strip stores, which we have 20, are doing well.  We are very pleased with these results.  We are, in fact, encouraged by both prospects — the outlook and the strips.

Last, but not least, is our supply chain.  Our goal here is three-fold:  we want to significantly lower cost, and over a long period of time; we want to build higher levels of core product replenishment at the shelf; and we want to increase our inventory turns.  The way we lower the cost are through the sourcing arena, and through cost of distribution.  In sourcing, it’s about continuing to expand our full-package sourcing until we are at 100 percent, with emphasis on China.  We’ve closed our Costa Rican selling plants and yielded significant cost reductions as a result.

There will be some elimination of quota.  But we’re not dependent on lots of quota reduction in our cost formula.  We have other big opportunities.  And also, we will leverage our explosion in unit growth.

In distribution, we’re building a model to substantially reduce DC cost as a percent of sales.  The way we will replenish, and we are replenishing well and turning inventories, is to continue to build our skills and good planning and forecasting techniques and shrinking the product development cycle time, which we’re making significant progress.

We’re becoming a very important company in Asia in sourcing.  We’re getting lots of leverage.  We also have a terrifically talented sourcing team.  It’s broad and deep.  We are increasing our talent base in planning and forecasting.  We have always believed as a management team, the teams with the best talent win.

I would like to add to that, we will continue our philosophy of reinvesting in product leadership so we are the clear winner in the market.  So these cost reductions, to a large degree, are reinvested.  However, there are opportunities to grow our margins and maintain them at healthy levels.

In conclusion of my remarks, we are without doubt a better company this year, and I feel equipped to meet the ‘04 demands.  Now I’ll turn it over to Mike Casey.

Mike Casey:  Good morning.  We’re reporting solid financial results for fiscal 2003.  Our revenue growth for the year was up over 20 percent.  Net income, including the charges related to the IPO and plant closures, was up over 20 percent.  Excluding these charges and including the benefit of pro forma interest savings, our earnings for the year increased nearly 50 percent.  We achieved growth in all of our business segments:  wholesale, the mass channel, and our retail stores.  And we have a significant new source of growth with the launch of our Child Of Mine brand with Wal-Mart.

On a consolidated basis, we achieved growth in all of our major product markets:  baby, sleepwear, and playwear.  We continue to make progress lowering our costs.  We’ve exited our plants in Costa Rica, giving us greater flexibility to source better products at lower costs wherever they are available in the world.  We continue to manage the growth in spending to offset the effects of channel mix on our gross profit margins, and our highly profitable licensing business continues to grow at a rate faster than top-line growth, also contributing to the expansion of margins.

Our fourth quarter results were better than expected.  Fourth quarter revenues increased nine percent.  As planned, substantially all of the growth in the fourth quarter was driven by shipments to our mass-channel customers, Target and Wal-Mart.  Our Carter’s brand wholesale business increased one percent in the fourth quarter, up against a 25 percent increase in the fourth quarter of 2002.

Over a two-year period, normalizing the spike in 2002, our average growth in wholesale revenue in the fourth quarter was 12 percent over the two-year period.  And in our retail stores, revenues were down about one percent in the fourth quarter, less than $1 million comps down 2.1 percent.  Our gross margin in the fourth quarter was approximately 37 percent, down 320 basis points, due largely to channel mix.  SG&A relative to sales was 26.6 percent.  That’s an improvement of 400 basis points.  As planned, the decline in gross margin was fully offset by managing the growth in spending.  Our objective continues to be leveraging the investments we’ve made in our infrastructure.  And we expect that gross profit dollars will continue to grow at a rate faster than spending.

Our royalties from our licensing business increased 36 percent in the fourth quarter.  Our licensing business continues to be an important contributor to operating margin growth.  Our fourth quarter results include the costs related to the initial public offering and plant closures in Costa Rica.  On an after tax basis, there were $9.3 million in charges, including $5.8 million in cost related to the early redemption of the subordinated notes, $1.6 million to settle a management agreement with Berkshire Partners, and $1.3 million in plant closure costs.

On a pro forma basis, net income in the fourth quarter increased 39 percent to $10.9 million or 37 cents a share compared to 27 cents a share in 2002.  For the year, our consolidated net sales increased 21 percent.  This growth was driven by or Carter’s wholesale business, which increased 18 percent.  Within our wholesale business, our baby and playwear products drove the growth.  Our baby business was up 20 percent, playwear up nearly 50 percent.

Carter’s sleepwear revenues for the year were down seven percent.  We feel as though we’re in a much better position as we head in to 2004.  In sleepwear, we’ve improved our supply chain performance.  We’ve upgraded product, and we’re sharper on price points.  Sleepwear is the last of our three product markets to move to full package sourcing.  We’re making good progress, building a better and lower-cost sourcing base in Asia.  In 2003, only 30 percent of our sleepwear was full package sourced.  In 2004, over 50 percent of our sleepwear will be sourced from Asia, and we expect within the next two years we’ll be in a position to have all our sleepwear full package sourced.

In our retail stores for the year, revenues increased 3.7 percent, driven by new store growth.  Comps were down 1.8 percent for the year.  In our stores, each of the major product categories grew in 2003.  Our baby business was up seven percent, sleepwear up four percent, and playwear up six percent.  The one category that decreased includes outerwear, swimwear, and second quality products, which were down five percent or $2.6 million.  These are product categories intentionally edited out to make room for higher margin, more product core products.

In 2003, we opened 15 retail stores, and closed two stores, and had 169 stores at the end of the year, including 20 stores in strip center locations.  The strip stores continue to outperform the outlets.  We had eight strip stores open for a full year in 2003.  And on average, these stores generated $1.4 million in revenue per store, or about $340 a square foot, compared to the outlet stores, which did $330 a square foot.  On a four-wall basis, the contribution from our strip stores was 29 percent, which is comparable for the outlets.  We plan to open 10 strip stores and two outlet stores in 2004, and plan to close four to eight outlet stores.

For the year, revenue from our mass channel customers grew to $84 million from $24 million in 2002.  Our Child Of Mine brand, which we launched with Wal-Mart in June, was a significant contributor to this growth.  Our business with Target was also very strong.  Revenues from the brand wall at Target grew nearly 70 percent.  We have a full fixture of sleepwear in Spring and Fall versus partial fixtures in 2002, and also have one full fixture of playwear.

As planned, the acceleration in the growth of our wholesale and mass channel revenues caused gross profit margins to decrease 290 basis points to 36.3 percent.  Again, for the year, we managed the growth in SG&A and reduce spending relative to sales 330 basis points.  A 32 percent increase in our licensing royalties also contributed to the growth in operating purchase.

Net income for the year, including the charges related to the IPO and plant closures, increased 21 percent.  On a pro forma basis, excluding the charges related to the IPO and plant closures, net income for the year increased 49 percent to $36 million.  Earnings per share on a pro forma basis, at $1.22 a share, up 46 percent over 2002.

In terms of liquidity, cash flow from operations in 2003 was approximately $40 million, up 48 percent.  We’ve made considerable progress managing the growth in our inventories.  We’ve reduced the raw material.  And work in process components of inventories with our transition to full package sourcing.  And our inventories and our retail stores are down 14 percent with a cleaner mix of inventories.  The level of excess in our stores is much lower than a year ago.

[Capital Expenditure] for the year was approximately $17 million, including investments to expand our distribution capabilities to support our growth plans, 15 new retail stores, point of sale fixturing at our wholesale segment, and investments upgrading technology.

With respect to debt reduction, in total we reduced debt $85 million or 30 percent in 2003.  The net proceeds from the IPO of $94 million were used to reduce subordinated debt $61 million and senior debt $11 million.  We also pre paid an additional $7 million of senior debt in December.  The annual interest savings from debt reduction is over $7 million on a pre-tax basis.  And we’re in a position to continue to accelerate the reduction in senior debt.

In terms of guidance, first quarter revenues are projected to be up approximately 10 percent.  Our current view is $183 million for the first quarter.  Again, our products in all categories, in all channels are currently selling well over the counter.  On a pro forma basis, excluding the remaining after tax charges of a half-a-million dollars related to the closure of the Costa Rican facilities, earnings will be 33 cents a share on 29.9 million shares compared to 27 cents in the first quarter of 2003.

For the year, our current plans support nine to 10 percent top-line growth.  And 18 to 20 percent growth in earnings per share, assuming 30 million fully diluted shares outstanding.  The increase in guidance relative to the guidance we gave in the IPO process is attributed to better-than-expected performance in the fourth quarter of 2003.  We’re now expecting better performance in the fourth quarter of this year.

That concludes our business overview, and we’ll open the call to your questions.

[Transcript of Question and Answer Session Omitted]